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                                                                     Exhibit 3.1

English Translation

                            ARTICLES OF INCORPORATION

                                       OF

                                  GMARKET, INC.

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ARTICLES OF INCORPORATION / GMARKET, INC.

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
CHAPTER I. GENERAL PROVISIONS
ARTICLE 1.     CORPORATE NAME
ARTICLE 2.     PURPOSES
ARTICLE 3.     HEAD OFFICE AND BRANCHES
ARTICLE 4.     METHOD OF PUBLIC NOTICES

CHAPTER II. SHARES OF STOCK
ARTICLE 5. TOTAL NUMBER OF SHARES AUTHORIZED TO BE ISSUED AND TOTAL NUMBER OF SHARES ISSUED UPON INCORPORATION
ARTICLE 6.     PAR VALUE PER SHARE
ARTICLE 7.     TYPES OF SHARES AND SHARE CERTIFICATES
ARTICLE 8.     NUMBER AND CHARACTERISTICS OF SERIES A PREFERRED SHARES
ARTICLE 9. PRE EMPTIVE RIGHTS AND RECORD DATE FOR CALCULATING THE DIVIDEND ACCRUAL PERIOD FOR NEW SHARES
ARTICLE 11     STOCK OPTIONS
ARTICLE 11-2   SPECIAL PROVISION ON ACQUISITION OF TREASURY STOCKS
ARTICLE 12     (DELETED)
ARTICLE 13.    SHARE TRANSFER AGENT
ARTICLE 14.    REPORT OF ADDRESSES, NAMES, AND SEALS OF SHAREHOLDERS, ETC.
ARTICLE 15.    CLOSING OF REGISTER OF SHAREHOLDERS AND RECORD DATE

CHAPTER III. BONDS
ARTICLE 16.    ISSUANCE OF CONVERTIBLE BONDS
ARTICLE 17.    ISSUANCE OF BONDS WITH WARRANTS
ARTICLE 18.    APPLICABLE PROVISIONS TO THE ISSUANCE OF BONDS

CHAPTER IV. GENERAL MEETINGS OF SHAREHOLDERS
ARTICLE 19.    CLASSIFICATION OF AND TIME FOR CONVENING THE GENERAL MEETINGS
ARTICLE 20.    PERSON AUTHORIZED TO CALL GENERAL MEETINGS
ARTICLE 21.    NOTICE FOR CONVENING GENERAL MEETINGS AND PUBLIC NOTICE
ARTICLE 22.    PLACE OF THE MEETING
ARTICLE 23.    PRESIDING OFFICER
ARTICLE 24.    PRESIDING OFFICER'S AUTHORITY TO MAINTAIN ORDER
ARTICLE 25.    VOTING RIGHTS OF SHAREHOLDERS
ARTICLE 27.    SPLIT EXERCISE OF VOTING RIGHTS
ARTICLE 28.    VOTE BY PROXY
ARTICLE 29.    RESOLUTIONS
ARTICLE 30.    METHOD FOR RESOLUTIONS AT THE GENERAL MEETING OF SHAREHOLDERS
ARTICLE 31.    MINUTES OF GENERAL MEETINGS
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
CHAPTER V. DIRECTORS, BOARD OF DIRECTORS
ARTICLE 32.    NUMBER OF DIRECTORS
ARTICLE 33.    ELECTION OF DIRECTORS
ARTICLE 34.    TERM OF OFFICE OF DIRECTORS
ARTICLE 35.    BY-ELECTION OF DIRECTORS
ARTICLE 36.    ELECTION OF THE REPRESENTATIVE DIRECTOR AND OTHERS
ARTICLE 37.    DUTIES OF DIRECTORS
ARTICLE 41.    COMPOSITION AND CONVENING OF THE MEETINGS OF THE BOARD OF DIRECTORS
ARTICLE 42.    RESOLUTION BY THE BOARD OF DIRECTORS
ARTICLE 42-2   COMMITTEES UNDER THE BOARD OF DIRECTORS
ARTICLE 43.    MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
ARTICLE 44.    REMUNERATION AND SEVERANCE PAY FOR THE DIRECTORS AND STATUTORY AUDITORS
ARTICLE 45.    ADVISORS AND CONSULTANTS

CHAPTER V-II. AUDIT COMMITTEE
ARTICLE 46     CONSTITUTION OF AUDIT COMMITTEE
ARTICLE 47     RESPONSIBILITIES OF AUDIT COMMITTEE
ARTICLE 48     AUDIT COMMITTEE REGULATIONS
ARTICLE 49     AUDIT REPORT

CHAPTER VII. ACCOUNTING
ARTICLE 46.    FISCAL YEAR
ARTICLE 47.    PREPARATION OF FINANCIAL STATEMENTS AND BUSINESS REPORT
ARTICLE 48.    DISPOSITION OF PROFITS
ARTICLE 49.    DISTRIBUTION OF DIVIDENDS
ARTICLE 50     INTERIM DIVIDENDS
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ADDENDUM

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                          CHAPTER I. GENERAL PROVISIONS

ARTICLE 1. CORPORATE NAME

     The name of the Company shall be "(Korean Characters)" in Korean and "GMARKET Inc." in English.

ARTICLE 2. PURPOSES

     The purposes of the Company shall be to engage in the following:

     1.   provision of advice on, development and supply of, software;

     2.   data processing and computer infrastructure providing service;

     3.   database and online contents providing service;

     4. value-added telecommunications business among the telecommunications businesses under Telecommunications Business Act;

     5. wholesale and retail, and import and export business by electronic commerce;

     6.   finance and insurance business by electronic commerce;

     7.   internet auction and merchandise brokerage business;

     8.   telemarketing business;

     9.   internet advertising business;

     10.  internet electronic gift card issuance business;

     11.  settlement services and distribution-related services

     12.  development and supply of internet contents;

     13. network configuration and provision of information relating to settlement systems for logistics, credit sales, etc.;

     14.  internet travel brokerage business;

     15.  development and supply of internet value-added services;

     16.  computer system design and consulting service;

     17.  other computer operation and administration service;

     18. education, training business and research and technology development business related to the foregoing business;

     19. sale and lease of facilities and real properties related to the foregoing business;

     20. installation, operation and maintenance of facilities for the foregoing business;

     21.  overseas business related to the foregoing business; and

     22.  any and all business activities incidental to the foregoing.

ARTICLE 3. HEAD OFFICE AND BRANCHES

(1)  The head office of the Company shall be located in Seoul, Korea.

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(2)  The Company may establish branches, agencies, business offices and local subsidiaries within or outside Korea, as required by a resolution of the Board of Directors.

ARTICLE 4. METHOD OF PUBLIC NOTICES

     Public notices of the Company shall be given in the Maeil Business Newspaper or Jeil Economic Daily (or any successor thereof in the case of any merger or change of its corporate name), a daily newspaper of general circulation published in Seoul, Korea.

                           CHAPTER II. SHARES OF STOCK

ARTICLE 5. TOTAL NUMBER OF SHARES AUTHORIZED TO BE ISSUED AND TOTAL NUMBER OF SHARES ISSUED UPON INCORPORATION

(1) The total number of shares that the Company is authorized to issue up to two hundred million (200,000,000) shares. Such number of shares shall include series A preferred shares, which the Company is authorized to issue up to twelve million five hundred seventy-six thousand five hundred (12,576,500) shares.

(2) The total number of the shares to be issued by the Company at the time of incorporation shall be two hundred and forty thousand (240,000) shares.

ARTICLE 6. PAR VALUE PER SHARE

     Each share to be issued by the Company shall have a par value of one hundred (100) Won.

ARTICLE 7. TYPES OF SHARES AND SHARE CERTIFICATES

(1) Shares to be issued by the Company shall be either registered common shares or registered series A preferred shares. The share certificates shall be issued in ten (10) denominations of one (1), five (5), ten (10), fifty
     (50), one hundred (100), five hundred (500), one thousand (1,000), ten thousand (10,000), hundred thousand (100,000), and one million (1,000,000) shares.

(2)  Each share certificate shall bear a legend as follows;

     "The shares represented by this certificate are subject to restrictions on transfer and may

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     not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Stockholders Agreement, as such may be amended from time to time. Such Stockholders Agreement also contains voting provisions and approved sale provisions obligating the sale of shares in certain circumstances. The Company will furnish a copy of such Stockholders Agreement to the holder of this certificate upon request and without charge."

ARTICLE 8. NUMBER AND CHARACTERISTICS OF SERIES A PREFERRED SHARES

(1)  Designation; Rank.

     1. Series A preferred shares shall be convertible, and participating shares of preferred stock with voting rights ("SERIES A PREFERRED SHARES").

     2. Series A Preferred Shares shall, with respect to rights upon liquidation, dissolution or winding up, whether voluntary or involuntary, rank (i) senior to the common stock of the Company with par value of 100 Won (together with any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization, the "Common Stock"), and to each other class of Capital Stock (as defined in Article 8 (8)) or series of preferred stock or other equity-linked security established by the Board after the date on which the first Series A Preferred Shares is issued by the Company under this Articles of Incorporation (the "Issue Date"), the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Shares as to rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to with the Common Stock as "Junior Securities"); and (ii) on parity with any other class of Capital Stock or series of preferred stock or other equity-linked security issued by the Company established after the Issue Date by the Board, the terms of which expressly provide that it will rank on a parity with the Series A Preferred Shares as to rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to as "Parity Securities").

(2)  Dividends.

     1. When declared at the general meeting of shareholders or by the Board, the holders of outstanding Series A Preferred Shares shall be entitled to receive, out of the assets of the Company which are, by law, available for such payment, non-cumulative dividends, payable at a rate per annum equal to 0.001% of the par value per Series A Preferred Share, as adjusted for any stock dividends, combinations or splits or similar events with respect to the shares. Such dividends shall be paid within 30 days after the date of the

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          general meeting of shareholders or the meeting of the Board, as applicable, at which the dividends were declared. Each such dividend shall be payable to the holders of record of Series A Preferred Shares as they appear on the share register of the Company (i) as of the end of the fiscal year to which the dividends relate, in the case of the annual dividends declared at the general meeting of shareholders, or
          (ii) as of June 30 in any year or any other record date fixed for such purposed in the Articles of Incorporation, in the case of the interim dividends declared by the Board.

     2. For the purpose of calculating dividends, new Series A Preferred Shares issued during a fiscal year shall be treated as if such shares were issued at the end of the immediately preceding fiscal year and the dividends for such Series A Preferred Shares shall be paid with respect to the full Dividend Accrual Period. "Dividend Accrual Period" means an annual period ending December 31 in any year, unless changed in accordance with the provisions of these Articles of Incorporation.

     3. So long as any Series A Preferred Shares are outstanding, except as described in the next succeeding sentence, unless dividends on all outstanding Series A Preferred Shares have contemporaneously been declared and paid in full or declared and consideration sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares, then: (A) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Securities; (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Parity Securities; (C) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (except by conversion into or an exchange for shares of Junior Securities) by the Company or any entity as to which the Company owns, directly or indirectly, more than 50% of such entity's stock (or similar voting interests) entitled to vote generally in the election of directors (or other governing body) (a "Subsidiary"); and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities by the Company or any of its Subsidiaries. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred Shares, such payment shall be distributed ratably among the holders of Series A Preferred Shares based upon the aggregate accrued but unpaid dividends on the Series A Preferred Shares held by each holder. When dividends are not paid in full or consideration sufficient for such payment is not set apart, as aforesaid, all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Securities.

     4. Unless full dividends on all outstanding shares of Series A Preferred Shares have been declared and paid in full or declared and consideration sufficient for the payment thereof

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          set apart for such payment on the Series A Preferred Shares, then: (A)
          no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (C) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries.

     5. In addition, when and if the general meeting of shareholders of the Company or the Board shall declare a dividend payable with respect to the then outstanding shares of Common Stock, the holders of the Series A Preferred Shares shall be entitled to the amount of dividends per share on a pro rata basis with Common Stock (based on the number of shares of Series A Preferred Shares and Common Stock, taken as a single class). Any such declared and unpaid dividends will be payable upon a liquidation, dissolution or winding up, whether voluntary or involuntary, first to the holders of Series A Preferred Shares and then to the holders of Common Stock.

     6. If, after the Issue Date, the Company declares and pays any stock dividend, makes any free distribution of stock or issues any bonus shares, the holders of Common Stock and the holders of Series A Preferred Shares shall be entitled to receive such stock dividend, free distribution of stock or bonus shares on a pro rata basis (based on the number of shares of Series A Preferred Shares and Common Stock, taken as a single class).

(3)  Liquidation Preference.

     1. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Junior Securities, the holders of Series A Preferred Shares shall be entitled to be paid out of the remaining assets of the Company legally available for distribution with respect to each Series A Preferred Share an amount in cash equal to the sum of (A) 639.2466 Korean Won, the original issue price per Series A Preferred Share (the "Original Issue Price") plus (B) any accrued but unpaid dividends thereon, in each case as adjusted for any stock dividends, combinations or splits or similar events with respect to such shares (the "Liquidation Preference").

     2. If upon any such Liquidation Event, the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series A Preferred Shares the full Liquidation Preference and the holders of all Parity Securities

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          the full liquidation preference thereof, then the holders of Series A
          Preferred Shares and any such other Parity Securities shall share ratably in any distribution of the remaining assets of the Company in proportion to the respective amounts which would otherwise be payable in respect of their securities (shares of Series A Preferred Shares and Parity Securities) held by them upon such distribution if all amounts payable on or with respect to such securities were paid in full.

     3. Upon the completion of the distribution required by Article 8 (3) 3, any additional assets of the Company available for distribution to shareholders shall be distributed among the holders of Series A Preferred Shares and Junior Securities based on the number of shares of Common Stock held by each (on an as-if converted basis)

     4. Unless voted by the holders of greater than sixty-six and 2/3 percent (66 2/3%) of the then outstanding Series A Preferred Shares not to be treated as a Liquidation Event, if there occurs a sale or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of related transactions (an "Asset Sale"), all consideration payable to the Company and distributable to its shareholders, together with all other available assets of the Company, in connection with on Asset Sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Company in redemption (out of funds legally available therefor) of, the Series A Preferred Shares and Common Stock in accordance with the preferences and priorities set forth in Article 8 (3) 1 through 3, with such preferences and priorities specifically intended to be applicable in any such Asset Sale as if such transaction were a dissolution. In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of this Article 8 (3) 4, including without limitation, redeeming the Series A Preferred Shares in a manner that gives effect to the Liquidation Preferences and priorities provided for in this Article 8 (3). The Company shall, as promptly as possible but in no event later than fifteen (15) Business Days prior to the proposed closing of the Asset Sale provide to the holders of Series A Preferred Shares a written notice including the description of the terms of such Asset Sale (an "Asset Sale Notice") and all information as may reasonably be requested by the holders of Series A Preferred Shares. The amount deemed distributed to the holders of Series A Preferred Shares upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Company or the acquiring person, firm or other entity, as applicable. Any election by the holders of greater than sixty-six and 2/3 percent (66 2/3%) of the then outstanding Series A Preferred Shares pursuant to this Article 8 (3) 4 shall be made by written notice to the Company within ten (10) Business Days after receipt of the Asset Sale Notice. Upon the election of such holders of greater than sixty-six and 2/3 percent (66 2/3%) of the then outstanding Series A Preferred Shares hereunder, all holders of Series A Preferred Shares shall be deemed to have made such election and such election shall bind all holders of Series A Preferred Shares. If the terms of the Asset Sale materially change after the date of the Asset Sale Notice, which

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          shall include any change to the amount or nature of the consideration, the Company shall promptly provide to the holders of Series A
          Preferred Shares a written notice notifying the holders of Series A Preferred Shares of such change and including the description of such revised terms. The holders of Series A Preferred Shares shall have the right to revoke their previous election and to make a new election by providing a written notice to the Company within ten (10) Business
          Days after the receipt of such revised notice.

          When the Company contemplates an Asset Sale, the Company will take all actions necessary to give effect to the Liquidation Preferences and priorities of the Series A Preferred Shares, including, without limitation, causing the agreements relating to the Asset Sale to provide for payments in accordance with such Liquidation Preferences and priorities.

          If the requirements of this Article 8 (3) 4 are not complied with, the Company shall cause such closing to be postponed until such time as the requirements of this Article 8 (3) 4 have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first Asset Sale Notice.

     5. If any of the assets of the Company are to be distributed other than in cash under this Article 8 (3) or for any purpose, then the Board shall promptly engage an independent appraiser to determine the value of the assets to be distributed to the holders of the Series A Preferred Shares and Common Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of Series A Preferred Shares and Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

          (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

          (i) If traded on the Korea Exchange, the value shall be deemed to be the average of the closing prices of the securities on the Korea Exchange over the thirty (30) day period ending three (3) Seoul Business Days prior to the date of a Liquidation Event;

          (ii) If traded over-the-counter with an average daily trading volume of at least 500 shares per day, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3)
               Seoul Business Days prior to the date of a Liquidation Event; and
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          (iii) If there is no active public market, the value shall be the fair market value thereof as of the record date for determining the shareholders entitled to receive the distribution, as mutually determined by the Company and the holders of a majority of the outstanding shares of the Series A Preferred Shares and the Common Stock, provided that if the Company and the holders of a majority of the outstanding shares of the Series A Preferred Shares and the Common Stock are unable to reach agreement, then by independent appraisal by an investment banker. The investment banker shall be hired and paid by the Company and acceptable to the holders of a majority of the outstanding shares of Series A Preferred Shares and the Common Stock.

          (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
               (a) (i), (ii), or (iii) to reflect the approximate fair market value thereof, as determined by the Board in good faith.

(4) Voting Rights.

     1. Each holder of outstanding Series A Preferred Shares shall be entitled to the number of votes equal to the number of Series A Preferred Shares, at each annual or extraordinary general meeting of shareholders of the Company (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Except as provided by law or by the express provisions hereof, holders of Series A Preferred Shares shall vote together with the holders of Common Stock as a single class.

     2. Unless otherwise provided by law, the vote or written consent of the holders of at least two-thirds of the Series A Preferred Shares present at the meeting, representing at least one-third of the outstanding Series A Preferred Shares, shall be necessary for effecting or validating the following actions:

          (a) any decision to grant pre-emptive right to new issuance, consolidation, cancellation of shares, or merger that adversely affects the holders of the Series A Preferred Shares;

          (b) merger, spin-off, comprehensive exchange of shares under Article 360-2 of the Korean Commercial Code, or comprehensive transfer of shares under Article 360-15 of the Korean Commercial Code that adversely affects the holders of the Series A Preferred Shares;

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          (c)  the amendment of the Articles of Incorporation to create or amend, alter or change, the rights, preferences, privileges or powers of any Series A Preferred Shares in any manner that adversely affects the holders of Series A Preferred Shares;

          (d) any increase or decrease in the total number of authorized or issued Series A Preferred Shares; or

          (e)  any arrangement or contract to do any of the foregoing.

(5)  Conversion Rights.

1.   Conversion Right and Conversion Ratio.

     (a) Conversion Rights. (i) The holders of the Series A Preferred Shares shall have conversion rights as set forth in this Article 8 (5) (the "Conversion Right"). Subject to, and upon compliance with, the provisions of this Article 8 (5), the Conversion Right in respect of any outstanding Series A Preferred Shares may be exercised at any time from the Issue Date to the twentieth (20th) anniversary of the Issue Date, at the option of the holder thereof, into fully paid and non-assessable shares of Common Stock (the "Conversion Shares").

     (ii) All Series A Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive Conversion Shares, and if applicable, cash for any fractional Conversion Shares and any other securities, property or cash required to be delivered upon conversion of Series A Preferred Shares pursuant to this Article 8 (5). Any Series A Preferred Shares so converted shall be retired and canceled and shall not be reissued as Series A Preferred Shares, and the Company may from time to time take such appropriate action, if necessary, to reduce the number of authorized Series A Preferred Shares accordingly.

     (b) Conversion Price. Upon exercise of a Conversion Right, the number of Conversion Shares to be delivered will be the number of Series A Preferred Shares with respect to which such Conversion Right is exercised, multiplied by (x) the Original Issue Price divided by (y) the Conversion Price (as defined below), rounding the resulting number down to the nearest whole number of Conversion Shares. The "Conversion Price" means the price per Conversion Share at which Conversion Shares will be delivered upon conversion, which is initially 639.2466 Korean Won. Both the Conversion Price and the Original Issue Price shall be subject to adjustments in accordance with Article 8 (5) 3.

     (c) Fractions of Conversion Shares. If more than one Series A Preferred Share shall be

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     deposited for conversion at any one time by the same holder, the aggregate number of Conversion Shares to be delivered on such conversion to the same person will be calculated on the basis of the aggregate number of Series A Preferred Shares to be converted. Fractions of Conversion Shares will not be delivered on conversion. Fractions of Conversion Shares are rounded down to the nearest whole number of Conversion Shares and, in lieu of fractional Conversion Shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

2.   Conversion Procedures.

     (a) Conversion Notice and Conversion Date. Except as otherwise provided in
     Article 8 (5) 3 (e), to exercise the Conversion Right, the holder of Series A Preferred Shares must complete, execute and deposit with the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent) a notice (a "Conversion Notice") in duplicate, together with the certificate or certificates for such Series A Preferred Shares. Once deposited, a Conversion Notice and the relevant certificate or certificates in respect of which Conversion Rights are irrevocably exercised may not be withdrawn without the consent in writing of the Company, except as provided in Article 8 (5) 3 (e).

     The Seoul Business Day (as defined in Article 8 (8)) immediately following the day on which a Conversion Notice has been deposited with the transfer agent or the Company, as the case may be, in full compliance with the procedures set forth in this Article 8 (5) (and subject to the conditions and requirements set forth in Article 8 (5) 3 (e), if applicable) is referred to herein as a "Conversion Date". For the purpose of the Korean Commercial Code and, if applicable, the Korean Securities and Exchange Law, the request for conversion shall be deemed to have been made on the Conversion Date and the holders of Series A Preferred Shares who exercised the relevant Conversion Right will, with effect from the relevant Conversion Date, be deemed and treated by the Company for all purposes as the holder of record of the number of Conversion Shares, to be delivered upon conversion of the relevant Series A Preferred Shares.

     (b) Costs; Taxes and Duties. The Company shall pay and shall indemnify the holders of Series A Preferred Shares against any and all costs, fees and expenses that may be payable in respect of any issue or delivery of Conversion Shares on conversion of the Series A Preferred Shares (including without limitation, any professional fees and stamp duties in respect of such conversion and issue).

     (c) Registration and Delivery of Conversion Shares. Upon receipt of a Conversion Notice, as soon as possible but in any event on a date (a "Settlement Date") no later than two Seoul Business Days (or, if applicable, in the case of (iii), five Seoul Business Days) after the relevant Conversion Date, the Conversion Shares shall be delivered by the Company, to the extent permitted by law, and, subject to applicable Korean law, the Company will (i) if the converting holder elects to receive physical delivery of share certificates for the Conversion Shares, deliver or cause to be delivered to the order of the Person named for that purpose in the relevant Conversion Notice, at the specified office in Seoul for the time being of the Share Transfer Agent, a certificate or certificates for the Conversion Shares registered in the name of such holder or, to the extent permitted under Korean law and herein, any other Person named for that purpose in the relevant Conversion Notice, (ii) if such holder elects to receive physical delivery of share certificates for the Conversion Shares, deliver or cause to be delivered to the order of the Person named for that purpose in the relevant Conversion Notice, and to the place (not being the specified office in Seoul for the time being of the Share Transfer Agent) and in the manner specified in the relevant Conversion Notice (the expense and risk of delivery at any such place being that of such holder and such named Person), such certificate or certificates for the Conversion Shares or (iii), if applicable, cause the Share Transfer Agent (or its successor organization) to credit such Conversion Shares to the account of the custodian specified in the relevant Conversion Notice; in each case, the Company shall deliver or cause to deliver any other securities, property or cash required to be delivered on conversion and such assignments and other documents (if any) as may be required by law to effect the transfer thereof in accordance with the instruction of such converting holder.

     Subject to applicable law and the Articles of Incorporation, the Company shall not close its register of shareholders unless, under Korean law as then in effect, Series A Preferred Shares may be converted legally and the Conversion Shares delivered upon conversion thereof may be transferred at all times during the period of such closure.

     (d) Dividends Accrued. If the Conversion Date of any Series A Preferred Shares that are converted pursuant to this Article 8 (5) is after the close of business of a record date with respect to dividends, rights, allotments or other distributions in respect of the shares of Common Stock, the holder of such Conversion Shares will not be entitled to receive any such dividends, rights, allotments or other distributions payable to the shareholders of the Company with respect to that record date.

     Any dividend on the Conversion Shares delivered on conversion of any Series A Preferred Shares with respect to the Dividend Accrual Period (as defined in Article 8 (2) 2) during which the relevant Conversion Date falls will be paid with respect to the full Dividend Accrual Period on the basis that the conversion took effect at the beginning of such Dividend Accrual Period. The Conversion Shares will in all respects rank pari passu with the shares of Common Stock in issue on the relevant Conversion Date (except for any right the record date for which precedes such Conversion Date and any other right excluded by mandatory provisions of applicable law).

3.   Conversion Price Adjustments.

     The holders of Series A Preferred Shares shall have the following rights, in addition to (and without prejudice to) the rights to dividends under
     Article 8 (2) and the preemptive rights under Article 8 (6):

     (a) Sub-divisions, Consolidations and Reclassifications. If the Company shall sub-divide its outstanding shares of Common Stock or consolidate its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Company shall also sub-divide or consolidate the Series A Preferred Shares into a smaller number of Series A Preferred Shares at the same ratio of such sub-division or consolidation. In the case of such sub-division and consolidation, as well as any stock dividend, free distribution of stock or bonus share issue pursuant to Article 8 (2) 2, the Original Issue Price and the Conversion Price, respectively, shall be adjusted to the amounts equal to the Original Issue Price and the Conversion Price, respectively, multiplied by the fraction of (i) the number of Series A Preferred Shares outstanding immediately prior to such event divided by (ii) the number of Series A Preferred Shares outstanding immediately after such event.

     (b) Reclassification. If the Company shall reclassify any of its shares of Common Stock into other securities of the Company, then the Company shall make the Series A Preferred Shares convertible into such other securities with the consent of the holders of a majority of the then outstanding Series A Preferred Shares.

     (c) Distributions of Indebtedness, etc. If the Company shall distribute to the holders of shares of Common Stock assets, evidences of its indebtedness, shares of Capital Stock or securities of the Company (other than shares of Common Stock), or options, rights or warrants to subscribe for or purchase shares of Capital Stock or such securities (excluding those options, rights and warrants that give rise to the preemptive rights in
     Article 8 (6) and any rights granted, issued or offered to and accepted by existing employees of the Company in accordance with a stock option plan approved by the Board), then the Company shall distribute to the holders of Series A Preferred Shares, on a pro rata basis (based on the number of shares of Series A Preferred Shares and Common Stock, taken as a single class), the same assets, evidences of its indebtedness, shares of Capital Stock or securities of the Company, or options, rights or warrants to subscribe for or purchase shares of Capital Stock or securities.

     (d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Equity Securities. If, at any time or from time to time after the Issue Date, the Company issues or sells the shares of Equity Securities (other than any Equity Securities issued (i) pursuant to Article 8 (2) or (ii) upon exercise of any options, rights, warrants or other securities granted or issued pursuant thereto, or (iii) upon exercise of any rights granted, issued or offered to and accepted by existing employees of the Company in accordance with a stock option plan approved by the Board) for a consideration per share of Common Stock received (or, in the case of the Equity Securities other than Common Stock, receivable) by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price in effect on the date immediately prior to such issue or sale, then, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to such Conversion Price multiplied by the fraction of:

          (A) sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (y) the aggregate consideration received (or, in the case of the Equity Securities other than Common Stock, receivable) by the Company (net of any selling concessions, discounts or commissions) divided by the Conversion Price in effect immediately prior to such issue or sale; divided by

          (B) sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (y) the number of shares of Common Stock so issued or sold (or, in the case of the Equity Securities other than Common Stock, to be issuable or deliverable upon exercise of the rights attached to such Equity Securities).

     For the purpose of this Article 8 (5) 3 (d), in the case of the Equity Securities other than Common Stock (such as options, rights, warrants or convertible or exchangeable securities that carry rights to subscribe for, purchase, convertible into or exchangeable for the shares of Common Stock), the aggregate consideration receivable by the Company shall be the sum of
     (1) the consideration (if any) received by the Company for such Equity Securities and (2) the additional consideration (if any) to be received by the Company upon exercise of the rights attached to such Equity Securities, and the consideration per share of Common Stock shall be such aggregate consideration divided by the number of shares of Common Stock to be issued upon exercise of the rights attached to such Equity Securities (in the case of the options, rights or warrants, at the initial subscription or purchase price, and, in the case of convertible or exchangeable securities, at the initial conversion or exchange price).

     (e) Adjustment Upon Extraordinary Transaction. Unless voted to be treated otherwise by the holders of greater than sixty-six and 2/3 percent (66 2/3%) of the then outstanding Series A Preferred Shares, if an Extraordinary Transaction (as defined below) occurs, then, the Conversion Price will be adjusted pursuant to the following formula:

     New Conversion Price = OP * ((Y*E)-(L*Y))/((Y*E)+(L*Z)) where

     OP = the Conversion Price in effect prior to the adjustment for the Extraordinary Transaction;

     E = the total amount of proceeds available for distribution to, or payment to, the shareholders of the Company (including in respect of the Liquidation Preference of Series A Preferred Shares) as a result of the Extraordinary Transaction;

     L = the aggregate amount of the Liquidation Preference of Series A Preferred Shares;

     Y = the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares based upon the Conversion Price in effect prior to giving effect to the adjustment related to the Extraordinary Transaction; and

     Z = the number of shares of Common Stock on a Fully-Diluted Basis (as defined in Article 8 (8)) based upon the Conversion Price in effect prior to giving effect to the adjustment related to the Extraordinary Transaction, excluding, the Common Stock issuable upon conversion of the Series A Preferred Shares.

     "Extraordinary Transaction" means (any event set out in clause (1) or (2) below):

          (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions, including, without limitation, any sale of stock (but excluding any sale of stock by the Company for capital raising purposes), reorganization, merger or consolidation, other than transactions in which the holders of the outstanding Voting Securities of the Company immediately prior to such transaction continue to retain (either by such Voting Securities remaining outstanding or by such Voting Securities being converted into Voting Securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, greater than fifty percent (50%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or

          (2) the acquisition in any transaction or series of related transactions by a single person or entity of such number of outstanding shares of capital stock of the Company which results in such person or entity (in each case, together with its affiliates) owning at least a majority of the outstanding Voting Securities of the Company immediately after such acquisition.

               If any Extraordinary Transaction occurs, the Company shall, as promptly as possible but in no event later than fifteen (15) Business Days prior to the proposed closing of the Extraordinary Transaction, provide to the holders of Series A Preferred Shares a written notice including the description of the terms of such Extraordinary Transaction (an "Extraordinary Transaction Notice") and copies of the most recent transaction documents, to the extent available, and all information as may reasonably be requested by the holders of Series A Preferred Shares. The amount deemed distributed to the holders of Series A Preferred Shares upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Company or the acquiring person, firm or other entity, as applicable. If a holder of Series A Preferred Shares makes an election to convert their Series A Preferred Shares, such holder will provide a written notice to the Company within ten (10) Business Days after the receipt of the Extraordinary Transaction Notice, together with the certificate or certificates for such Series A Preferred Shares (except for Series A Preferred Shares in global form). If the terms of the Extraordinary Transaction materially change after the date of the Extraordinary Transaction Notice, which shall include any change to the amount or nature of the consideration, the Company shall promptly provide to the holders of Series A Preferred Shares a written notice (a "Material Change Notice") notifying the holders of Series A Preferred Shares of such change and including the description of such revised terms. The holders of Series A Preferred Shares shall have the right (i) to revoke their election to convert or
               (ii) to make an election to convert by providing a written notice to the Company within ten (10) Business Days after the receipt of the Material Change Notice. Notwithstanding anything to the contrary herein, any conversion pursuant to this Article 8 (5) 3
               (e) shall not be deemed to have occurred until immediately prior to the closing of the Extraordinary Transaction and, if the Extraordinary Transaction is terminated, no conversion pursuant to this Article 8 (5) 3 (e) shall occur and the election to convert shall automatically become null and void and shall have no further force and effect.

               When the Company contemplates or is aware of an Extraordinary Transaction, the Company will take all actions necessary to (i) give effect to the Liquidation Preferences and priorities of the Series A Preferred Shares for the holders of Series A Preferred Shares who do not elect convert their Series A Preferred Shares into Common Stock and (ii) provide the proceeds from the Extraordinary Transaction to the holders of Series A Preferred Shares who elect to convert their Series A Preferred Shares into Common Stock based on the number of shares of Common Stock to be held by them after the conversion, in each case of (i) and (ii), including, without limitation, causing the agreements relating to the Extraordinary Transaction to provide for payments in accordance with such Liquidation Preferences and priorities.

               If the requirements of this Article 8 (5) 3 (e) are not complied with, the Company shall cause such closing to be postponed until such time as the requirements of this Article 8 (5) 3 (e) have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first Extraordinary Transaction Notice.

4.   Company to Reserve Shares.

     The Company shall at all times reserve and keep available for the purpose of effecting the conversion of Series A Preferred Shares, the number of Conversion Shares sufficient to provide for the exercise of the Conversion Rights in respect of all outstanding Series A Preferred Shares from time to time.

5.   Provisions in Case of Consolidation, Merger, etc.

     In the case of any consolidation with, or merger of the Company into, any other Person or any merger or consolidation of another Person into the Company (other than a merger in which the Company is the continuing corporation or a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or creation of a holding company owning all shares of the Company by way of exchange for all outstanding shares of the Company or transfer of all the outstanding shares of the Company to the holding company, the Company shall cause the Person resulting from such consolidation or merger or the holding company, as the case may be, to amend and make effective such Person's articles of incorporation (such articles of incorporation being amended to provide for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Article 8
     (5)) providing that the holder of each Series A Preferred Share then outstanding will have the right thereafter to convert such Series A Preferred Shares only into the kind and amount of shares and other securities, cash and property receivable upon such consolidation, merger, comprehensive share exchange or comprehensive share transfer by a holder of the number of Conversion Shares into which such Series A Preferred Shares might have been converted immediately prior to such consolidation, merger, comprehensive share exchange or comprehensive share transfer; provided that such conversion is deemed to have been made at the Conversion Price adjusted pursuant to Article 8 (5) 3 (e), assuming such holder is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company, or to which such comprehensive share exchange or comprehensive share transfer was made, or the holding company, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person, and failed to exercise his right of election, if any, as to the kind or amount of shares or other securities, cash or other property receivable upon such consolidation, merger, comprehensive share exchange or comprehensive share transfer (provided that if the kind or amount of shares or other securities, cash and other property receivable upon such consolidation, merger, comprehensive share exchange or comprehensive share transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Article 8 (5) 5 the kind and amount of shares or other securities, cash and other property receivable upon such consolidation, merger, comprehensive share exchange or comprehensive share transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The above provisions of this Article 8 (5) 5 will apply in the same way to any subsequent consolidations, amalgamation, mergers, share exchange or share transfers.

6.   No Impairment.

     The Company will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 (5) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against impairment to the extent required hereunder.

7.   Corrective Actions.

     If any event occurs as to which in the opinion of the Board the other provisions of this Article 8 (5) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Shares in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

8.   Certificate as to Adjustments.

     Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 8 (5), the Company at its expense shall, as part of its year-end audit, compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Company to verify such computation and prepare and furnish to each holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of a holder of Series A Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Shares.

(6)  Preemptive Rights.

     Except as otherwise provided in the Articles of Incorporation, if the Company issues any shares of Equity Securities (as defined in Article 8
     (9)), the holders of Common Stock and the holders of Series A Preferred Shares shall have preemptive rights to acquire such Equity Securities on a pro rata basis (based on the number of shares of Series A Preferred Shares and Common Stock, taken as a single class).

(7)  Miscellaneous.

     1. Surrender of Certificate; Registration. The Company shall keep at its principal office or the office of the Share Transfer Agent a register for the registration of Series A Preferred Shares. Upon surrender of any certificate representing Series A Preferred Shares at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver, at the expense of the Company, a new certificate or certificates in exchange for such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

     2. Replacement. Upon receipt of evidence of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares and, in the case of any such loss, theft or destruction, an indemnity reasonably satisfactory to the Company and a court judgment nullifying such certificate, or, in the case of mutilation, upon surrender of such certificate, the Company shall (at the expense of the holders of the Series A Preferred Shares) execute and deliver a new certificate of like kind representing the number of Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate.

     3. Severability. In case any provision hereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4. Status of Acquired Shares. Any shares of Series A Preferred Shares that are acquired by the Company shall be cancelled and cease to be part of the authorized shares of the Company.

(8)  Additional Definitions.

     For purposes of Article 8 hereof, the following terms shall have the following meanings:

     1.   "Affiliate" means, with respect to any Person, any other Person that
          (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, (b) is an officer, director, general partner, trustee or manager of such Person, or of a Person described in clause
          (a) of this sentence, or (c) is a Relative of such specified Person or of an individual described in clause (a) or (b) of this sentence. As used in this definition, "Relative" means with respect to any individual, (i) such individual's spouse, (ii) any direct descendent, parent, grandparent, great grandparent or sibling (in each case, whether by blood or adoption) of such individual or such individual's spouse, and (iii) any spouse of a Person described in clause (ii) of this sentence.

     2. "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Seoul, Korea or the City of New York, New York.

     3. "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and Series A Preferred Shares and any other class of preferred stock.

     4. "Equity Securities" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive the Equity Securities.

     5. "Fully-Diluted Basis" with respect to Voting Securities means the number of shares of Voting Securities which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Voting Securities issuable pursuant to any securities (other than Voting Securities), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Voting Securities (including the Series A Preferred Shares).

     6. "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

     7. "Seoul Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Seoul, Korea (whether or not such day is a Business Day in the City of New York, New York).

     8. "Voting Securities" means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote generally in the election of directors.]

ARTICLE 9. PRE-EMPTIVE RIGHTS AND RECORD DATE FOR CALCULATING THE DIVIDEND ACCRUAL PERIOD FOR NEW SHARES

(1) The Company's shareholders shall have pre-emptive right to subscribe for new shares issued by the Company in proportion to their shareholding ratios. In case a shareholder waives or forfeits its preemptive right or if fractional shares result from the allocation of the new shares, such unsubscribed or unpaid shares shall be allotted, as determined by a resolution of the Board of Directors.

(2) Notwithstanding the provisions of Paragraph (1) of this Article, the Board of Directors may allocate new shares to persons other than shareholders, not exceeding 60% of the total issued and outstanding shares of the Company, by a resolution of the Board of Directors in any of the following cases;

     1. If the Company offers subscription for new shares or issues them to subscribers in accordance with Securities and Exchange Act;

     2. If the Company issues new shares by general public offering by a resolution of the Board of Directors in accordance with Securities and Exchange Act;

     3. If the Company preferentially issues new shares to members of the Employee Stock Ownership Association in accordance with applicable laws and regulations;

     4. If the Company issues new shares upon the exercise of stock option granted under applicable laws and regulations;

     5. If the Company issues new shares pertaining to the issuance of any depository receipts; or

     6. If the Company issues new shares to entities other than shareholders such as domestic or foreign financial institutions or foreign investors for the purposes of long-term development of the Company or funding necessity.

     7. Share issuance for purposes of introduction of new technology, improvement of financial structure or other management purposes.

(3) In the case of issuance of new shares by the Company as a result of any right issuance, bonus issuance or stock dividend, in calculating the dividends for new shares, the issuance of the new shares shall be regarded as having taken place at the end of the fiscal year immediately preceding the fiscal year in which the new shares were issued.

(4) Anything herein to the contrary notwithstanding, if a foreign shareholder has preemptive rights to subscribe for additional shares, the time within which it may exercise such rights shall be determined so as to give the foreign shareholder sufficient time to obtain any necessary approvals from the Korean Government for its acquisition of such additional shares.

(DELETED)

ARTICLE 11 STOCK OPTIONS

(1) The Company may grant to its officers and employees stock options to purchase the stocks of the Company up to the lesser of 30/100 of all shares issued and outstanding or the rate permitted by applicable laws and regulations, by a special resolution at a General Meeting of Shareholders in accordance with applicable laws and regulations, provided that, in the event the law permits grant of such stock options by a Board of Directors resolution, the Company may grant its officers and employees stock options by a Board of Directors resolution to the extent permitted by applicable laws and regulations.

(2) The officers and employees who have contributed or have the capability to contribute to the establishment, operation and technological innovation of the Company shall be eligible for stock options; provided, however, that any one falling under each of the following shall be excluded:

     1. The largest shareholder and a person in a special relationship with such a shareholder (as defined in Article 10-3 (2) of the Enforcement Decree of the Securities and Exchange Act, same hereafter); provided, however, that any person who became a person in a special relationship with such a shareholder by taking office as an officer of the Company shall be excluded;

     2. A major shareholder (as defined in Article 188 of the Securities and Exchange

          Act, same hereafter) and a person in a special relationship with such a shareholder; provided, however, that any person who became a person in a special relationship with such a shareholder by taking office as an officer of the Company shall be excluded;

     3. a person who actually exercises control over important management issues of the Company, such as appointment and dismissal of officers; or

     4. A person who becomes a major shareholder upon exercise of the stock option.

(3) The Company may grant stock options in any of the following prescribed methods:

     1. By issuing new registered common shares at the exercise price of the stock options;

     2. By distributing treasury stock in the form of registered common shares at the exercise price of the stock options; or

     3. By distributing cash or treasury stock in the amount equivalent to the difference between the exercise price of the relevant stock options and the market value of the common shares.

(4) The number of officers and employees who may be granted stock options shall not exceed 90% of the total number of incumbent officers and employees, and the stock options granted to any single officer or employee shall not exceed 10% of the total number of issued and outstanding shares.

(5) The exercise price per share for the shares exercisable by the stock options shall be not less than the following prices. The same shall apply in case of any price adjustment after the grant of stock options.

     1. In cases where new shares are issued and distributed, the higher of the following shall be the exercise price;

          (i) Fair market value of common shares of the Company as reasonably and in good faith determined by the Board of Directors of the Company as of the date of such stock option; or

          (ii) Par value of the shares concerned.

     2. For cases other than Article 11(5)1 above, the fair market value of the shares calculated in accordance with Article 11(5)1(i) shall be the exercise price

(6) The stock option granted at the General Meeting of Shareholders or the Board of Directors shall be subject to four year vesting to the extent permitted by applicable laws and regulations as follows: 50% of the stock options may be exercised after two year from the date of the resolution and the remaining 50% of the stock options granted may be exercised monthly thereafter over the next two years. The stock options may be exercised until seven (7) years have elapsed since the date when such stock options become exercisable.

(7) In any case falling under one of the following sub-paragraphs, the grant of stock option may be cancelled by a resolution of the Board of Directors;

     1. If the relevant officer or employee voluntarily retires or resigns after the stock option is granted to him or her;

     2. If the relevant officer or employee has intentionally or by negligence caused material damage to the Company; or

     3. If any cause for cancellation provided under the contract granting the stock option has occurred.

(8) With regard to the distribution of dividends on new shares to be issued upon exercise of stock options, the provisions of Article 9 (3) shall apply.

ARTICLE 11-2 SPECIAL PROVISION ON ACQUISITION OF TREASURY STOCKS

For strategic purposes, the Company may swap its treasury stocks with the stocks of a shareholder of another joint-stock company (who owns at least 10% of the other joint-stock company's outstanding voting stocks) or another venture capital joint-stock company (which qualifies as a venture capital firm under the Special Act on Promotion of Venture Companies).

ARTICLE 12 (DELETED)

ARTICLE 13. SHARE TRANSFER AGENT

(1)  The Company shall appoint its share transfer agent.

(2) Appointment of the share transfer agent and matters such as terms of the scope of duties shall be determined by a resolution of the Board of Directors and shall be publicly notified.

(3) The Register of Shareholders of the Company or a duplicate thereof shall be kept at the location where the share transfer agent renders its services, and all businesses relating to the registration of a transfer of shares, registration of a pledge or cancellation thereof, indication of trust property or deletion thereof, issuance of share certificates, acknowledgment of reports and other similar matters relating to shares shall be performed by the share transfer agent.

(4) The procedures for the businesses pursuant to Paragraph (3) above shall be in accordance with the Regulations on Transfer Registration Agency Business of the share transfer agent.

ARTICLE 14. REPORT OF ADDRESSES, NAMES, AND SEALS OF SHAREHOLDERS, ETC.

(1) Shareholders and registered pledgees shall report their names, addresses, and seals or signatures to the share transfer agent pursuant to Article 13.

(2) Shareholders and registered pledgees who reside in foreign countries shall report to the Company their appointed agents and their provisional addresses in Korea to which notices may be dispatched.

(3) The above provisions shall also apply to changes in any item mentioned in Paragraphs (1) and (2) in this Article.

(4) The Company shall not be liable for any damage arising out of the negligence of any obligation to make a report pursuant to the foregoing provisions.

ARTICLE 15. CLOSING OF REGISTER OF SHAREHOLDERS AND RECORD DATE

(1) The Company shall suspend alteration of entries in the Register of Shareholders regarding any rights for a period from January 1 until January 31 of every year.

(2) The Company may deem any shareholder whose name appears in the final Register of Shareholders on December 31 of every year to be the shareholder who is entitled to exercise rights at the Ordinary General Meeting of Shareholders for such fiscal year.

(3) The Company may, by the resolution of the Board of Directors, close the Register of Shareholders for a certain period not exceeding three (3) months or set the record date thereof in the event an Extraordinary General Meeting of Shareholders is convened or when the Company otherwise deems it necessary. However, if the Board of Directors deems it necessary, the Company may both close the Register of Shareholders and set the record date. The Company shall give at least two (2) weeks advance notice thereof.

(4) The Company shall give public notice of the period or date set forth in paragraph (3) before 2 weeks prior to such period or date.

                               CHAPTER III. BONDS

ARTICLE 15. ISSUANCE OF CONVERTIBLE BONDS

(1) The Company may issue convertible bonds to entities other than shareholders by a Board Of Directors resolution in the following circumstances..

     1.   Issuance of convertible bonds through public offering;

     2. Issuance of convertible bonds to foreign investors under the Foreign Investment Promotion Act due to management needs;

     3. Issuance of convertible bonds for domestic or overseas strategic reasons related to management, technology and others or for business purposes to partner companies;

     4. Issuance of convertible bonds to domestic and/or foreign financial institutions for emergency financing;

     5.   Issuance of convertible bonds overseas;

     6. Issuance of convertible bonds necessary to introduce new technology, improve financial structure or otherwise achieve certain management purposes.

(2) The total number of shares to be issued upon conversion of the convertible bonds pursuant to Paragraph (1) above shall not exceed the total number of shares authorized to be issued, but not issued.

(3) The convertible bonds pursuant to Paragraph (1) above may be issued on the condition that conversion rights will vest only in a part of such bonds in accordance with the resolution of the Board of Directors.

(4) The shares to be issued upon conversion of the convertible bonds shall be common shares. The conversion price shall be equal to or exceed the par value of the shares as determined by the Board of Directors at the time of issuance of the convertible bonds.

(5) The period during which conversion may be requested shall commence on the date immediately following the date of issuance of the convertible bonds and end on the date immediately preceding the date of redemption, provided that the Board of Directors may adjust the period for request of conversion within the above period by resolution.

(6) With regard to the distribution of dividends on shares issued as a result of conversion and payment of interest on convertible bonds, the provisions of Article 9 (3) shall apply.

ARTICLE 17. ISSUANCE OF BONDS WITH WARRANTS

(1) The Company may issue bonds with warrants to persons other than shareholders by a Board of Directors resolution in the following cases:.

     1.   Issuance of bonds with warrants through a public offering;

     2. Issuance of bonds with warrants to foreign investors under the Foreign Investment Promotion Act due to management needs;

     3. Issuance of bonds with warrants for domestic or overseas strategic reasons related to management, technology and others or for business purposes to partner companies;

     4. Issuance of bonds with warrants to domestic and/or foreign financial institutions for emergency financing;

     5.   Issuance of bonds with warrants overseas;

     6. Issuance of bonds with warrants necessary to introduce new technology, improve financial structure or otherwise achieve certain management purposes.

(2) The subscription price of new shares that may be subscribed for by warrant holders shall be determined by the Board of Directors, to the extent that such subscription price shall not exceed the aggregate sum of face value of the bonds with warrants.

(3) The shares to be issued upon exercise of warrant rights shall be common shares. The issue price shall be equal to or exceed the par value of the shares as determined by the Board of Directors at the time of issuance of the bonds with warrants.

(4) The period during which a warrant holder may exercise warrant rights for new shares shall commence on the date immediately following the date of issuance of the bonds with warrants and end on the date immediately preceding the date of redemption, provided that the Board of Directors may adjust the exercise period within the above period by resolution.

(5) With regard to the distribution of dividends on shares issued as a result of exercise of warrant rights by a holder of bonds with warrants, the provisions of Article 9 (3) shall apply.

ARTICLE 18. APPLICABLE PROVISIONS TO THE ISSUANCE OF BONDS

     The provisions of Articles 13 and 14 shall apply to the issuance of bonds.

                  CHAPTER IV. GENERAL MEETINGS OF SHAREHOLDERS

ARTICLE 19. CLASSIFICATION OF AND TIME FOR CONVENING THE GENERAL MEETINGS

(1) General Meetings of the Shareholders of the Company shall be either ordinary or extraordinary.

(2) The Ordinary General Meeting of Shareholders shall be held within three (3) months following the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened as necessary.

ARTICLE 20. PERSON AUTHORIZED TO CALL GENERAL MEETINGS

(1) Except as otherwise required by laws and regulations, all General Meetings of Shareholders shall be convened by the Representative Director in accordance with the resolution of the Board of Directors.

(2)  In the absence of the Representative Director, the provisions of Article 37
     (2) shall apply.

ARTICLE 21. NOTICE FOR CONVENING GENERAL MEETINGS AND PUBLIC NOTICE

(1) In convening a General Meeting of Shareholders, a written or e-mail notice thereof stating the date, time, place and the purpose of the Meeting shall be dispatched to all shareholders at least two (2) weeks prior to the date set for such Meeting; provided, however, that such notice procedures may be omitted with the consent of all shareholders.

(2) If the Company is listed on the KRX Stock Market or KRX KOSDAQ Market, in convening a General Meeting of Shareholders, the notice under Paragraph (1) to shareholders holding less than one hundredth (1/100) of the total issued shares may be substituted by giving public notice on not less than two occasions in the newspapers as prescribed in Article 4 hereof, at least two (2) weeks prior to the date set for such Meeting. Such public notices shall state in effect that a General Meeting of Shareholders is to be convened and shall contain the purpose of the Meeting.

(3) If a notice for convening a General Meeting of Shareholders is not delivered to a shareholder for consecutive three (3) years, even though it is given to the address registered in the Register of Shareholders, the Company may omit to give a notice for convening the Meeting to such shareholder.

ARTICLE 22. PLACE OF THE MEETING

     A General Meeting of Shareholders shall be convened in the location of head office of the Company and, if necessary, at other places adjacent thereto.

ARTICLE 23. PRESIDING OFFICER

     The presiding officer at all General Meeting of Shareholders shall be the Representative Director of the Company, and in the absence of the Representative Director, the provisions of Article 37 (2) shall apply.

ARTICLE 24. PRESIDING OFFICER'S AUTHORITY TO MAINTAIN ORDER

     The presiding officer at the General Meeting of Shareholders may order any person who speaks or takes actions to wilfully disturb a General Meeting to be prohibited from speaking, to retract his words or to be expelled from the meeting, and if he deems it necessary for smooth progress of the meeting, may restrict the time and opportunities for the words of a shareholder.

ARTICLE 25. VOTING RIGHTS OF SHAREHOLDERS

     Each shareholder shall be entitled to one vote for each share.

(DELETED)

ARTICLE 27. SPLIT EXERCISE OF VOTING RIGHTS

(1) Any shareholder holding two or more voting rights who wishes to split his votes shall notify the Company in writing of his intention to split his votes and the reasons therefor at least three (3) days prior to the date set for the Meeting.

(2) The Company may refuse to allow the shareholder to split his votes, unless the shareholder holds the shares as a trustee or otherwise for and on behalf of another person.

ARTICLE 28. VOTE BY PROXY

(1)  Any shareholder shall have the right to vote by proxy.

(2) Any proxy holder referred to in Paragraph (1) of this Article shall file with the Company an instrument (Power of Attorney) evidencing his authority to act as a proxy before the commencement of each General Meeting of Shareholders.

ARTICLE 29. RESOLUTIONS

     The following matters shall be resoved at the General Meeting of
     Shareholders:

     1.   Election and dismissal of Directors;

     2.   Maximum limit of remuneration for Directors;

     3.   Approval of accounts;

     4.   Amednment to the Articles of Incorporation;

     5.   Merger and disolution of the Company; and

     6. Other matters required to be resolved by the resolution at the General Meeting of Shareholders under relevant laws.

ARTICLE 30. METHOD FOR RESOLUTIONS AT THE GENERAL MEETING OF SHAREHOLDERS

(1) Except as otherwise provided in relevant laws and regulations, and these Articels of Incorporation, resolutions shall be adopted by the approval of a majority of the voting rights of the shareholders present at the meeting; provided that such affirmative vote must constitue at least one-quarter (1/4) of the total issued and outstanding voting shares of the Company.

(2) Resolutions on any of the following matters shall be adopted by the approval of at least two-thirds (2/3) of the voting rights of the shareholders present at the meeting; provided that such affirmative votes must constitute at least one-third (1/3) of the total issued and outstanding shares of the Company:

     1.   Amendment to the Articles of Incorporation;

     2.   Dismissal of Directors;

     3.   Reduction of capital;

     4.   Merger and disolution of the Company;

     5.   Transfer of all or substantial part of business;

     6.   Acquisition of the whole business of another company;

     7. Acquisition of part of another company's business that affects the business of the Company;

     8. Execution, amendment or termination of contracts for lease of the whole business, management entrustment, assumption of all profits and loss of another party, or other contracts in content similar to the foregoing; or

     9.   Issuance of new shares below the par value

     10. Other matters required to be adopted by the special resolution at the General Meeting of Shareholders under the relevant laws and regulations.

(3) Notwithstanding the foregoing Paragraphs (1) and (2) of this Article, without obtaining the approval of at least eighty percent (80%) of the total outstanding voting shares of the Company, the Company shall not:

     1. in any manner (including by merger, consolidation or otherwise) alter or change the designations, preferences, privileges or powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions of any series A preferred shares;

     2. increase or decrease the aggregate number of authorized shares of common share or series a preferred stock;

     3. authorize or issue, or obligate itself to authorize or issue, by reclassification or otherwise, any share of capital stock senior to, or on parity with, the series A preferred share with respect to designations, preferences, privileges or powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions;

     4. authorize, create (by way of reclassification or otherwise) or issuance of any securities of the Company or any of its subsidiaries (including, without limitation, the equity securities), other than common shares to be issued upon the conversion of the series A preferred shares purchased by the foreign shareholders pursuant to the series A stock purchase agreement or upon the exercise of options granted under a stock option plan approved by the Board of Directors and the foreign shareholders who own the series A preferred shares;

     5. at any time, grant any stock options pursuant to the Company's stock option plan in excess of the limit set in Article 11 (1) herein;

     6. effect an amendment or waiver of any provision of the Company's articles of incorporation;

     7. sell any equity interest in a subsidiary to any person (other than the Company or any other wholly owned subsidiary of the Company);

     8.   commence or terminate any litigation in excess of Won 1 billion;

     9. redeem or obligate itself to redeem any of the capital stock of the Company or any subsidiary (other than pursuant to the Articles);

     10. declare or pay any dividends or make any distributions of any kind with respect to any outstanding capital stock of the Company or any subsidiary;

     11. satisfy or discharge any obligation outside the ordinary course of business in excess of Won 1 billion, or the outcome of which could be material to the business or assets of the Company;

     12. enter or obligate the Company or any subsidiary to enter into any transaction or arrangement with any stockholder, officer, employee, director, or affiliate or family member thereof, of the Company or such subsidiary; or

     13. arrange or contract to do any of the foregoing or the public announcement of the Company's desire or intention to take any of the foregoing actions.

ARTICLE 31. MINUTES OF GENERAL MEETINGS

     The substance of the course of proceedings at the General Meeting of Shareholders and the results thereof shall be recorded in the minutes, which shall bear the names, seals or signatures of the presiding officer of such meeting and of the Directors present at the meeting, and shall be kept at the Company's head office and branch offices. The minutes of the General Meetings of the Shareholders shall be prepared both in Korean and English.

                   CHAPTER V. DIRECTORS AND BOARD OF DIRECTORS

ARTICLE 32. NUMBER OF DIRECTORS

(1) The Company shall have total nine (9) Directors, including standing and non-standing Directors. At least the majority of directors shall be Outside Directors eligible under Paragraph (2). There shall be at least three (3) Outside Directors who shall be appointed among non-standing Directors.

(2) An outside Director shall meet the requirements under Article 191-16 of the Securities Exchange Act and, in the event the Company lists or trades its shares on any overseas stock exchanges, the laws, regulations, and rules of the relevant jurisdiction, its government supervisory authorities, or the relevant stock exchanges

ARTICLE 33. ELECTION OF DIRECTORS

(1)  Directors shall be elected at a General Meeting of Shareholders.

(2) Election of Directors shall be resolved by the approval of a majority of the voting rights of the shareholders present at the meeting, reprsenting at least one-quarter (1/4) of the total issued and outstanding shares of the Company..

(3) The Company shall not adopt cumulative voting as provided in Aritcle 382-2 of Commercial Act for election of two or more Directors.

ARTICLE 34. TERM OF OFFICE OF DIRECTORS

     The term of office of a Director shall be three (3) years and the term of office of an Outside Director shall be one (1) year. However, if the Director's term of office expires prior to the Ordinary General Meeting of Shareholders convened in respect of the last fiscal year of his/her term of office, the Director's term shall be extended until the close of the Ordinary General Meeting of Shareholders.

ARTICLE 35. BY-ELECTION OF DIRECTORS

(1) If a vacancy occurs in the offices of Directors, the vacancy shall be filled at a General Meeting of Shareholders. However, if the number of remaining Directors is not less than the minimum number of Directors as required under the Commercial Code and the Company has no difficulty in performing its business, the vacancy does not need to be filled.

(2) If any Director falls under any of the following cases, the office of Director shall be deemed vacant:

     1.   If a Director is dead;

     2.   If a Director is declared bankrupt;

     3.   If a Director is declared incompetent or quasi-incompetent; or

     4. If a Director is definitively sentenced to imprisonment without prison labor.

ARTICLE 36. ELECTION OF THE REPRESENTATIVE DIRECTOR AND OTHERS

     The Company may elect one Representative Director (who is President), and if necessary, a number of Vice Presidents, Executive Directors, Managing Directors and Directors, by a resolution of the Board of Directors.

ARTICLE 37. DUTIES OF DIRECTORS

(1) The Representative Director shall represent the Company, implement the resolutions of the Board of Directors and generally manage the business of the Company.

(2) Vice Presidents, Executive Directors, Managing Directors and Directors shall assist the Representative Director and perform their respective businesses of the Company allotted to them. In the absence of the Representative Director, another officer shall act therefor in the order as determined by resolution adoted by majority of the Board of Directors.

(DELETED) (DELETED) (DELETED)

ARTICLE 41. COMPOSITION AND CONVENING OF THE MEETINGS OF THE BOARD OF DIRECTORS

(1) The Board of Directors shall consist of all Directors, and shall resolve on material matters of the Company.

(2) In convening a Meeting of the Board of Directors, the Representative Director and President or another Director as determinied by the Board of Directors shall give a written notice for convening the Meeting to each of the Directors at least one (1) week prior to the date set for such Meeting; provided, however, that such notice procedures may be omitted with the consent of all Directors.

ARTICLE 42. RESOLUTION BY THE BOARD OF DIRECTORS

(1) All resolutions passed at a Meeting of the Board of Directors shall be adopted by the affirmative vote of a majority of Directors present at the Meeting, the quorum for which is a majority of all Directors of the Company.

(2) The presiding officer at a Meeting of the Board of Directors shall be subject to the regulations adopetd by the Board of Directors.

(3) The Board of Directors may allow all or any Directors not to attend a Meeting of the Board of Directors in person and to participate in resolution by communication means intended to simultaneously transmit and receive moving pictures and images, in which case, such Directors shall be deemed present at the Meeting.

(4) A person with special interest in the Board ofDirctors resolution may not vote.

ARTICLE42-2 COMMITTEE UNDER THE BOARD OF DIRECTORS

(1) To perform certain specialized function, the Board of Directors may establish a committee consisting of at least two (2) Directors under the Board of Directors pursuant to the Company's internal regulation and delegate the Board's authorities to a certain limited extent.

(2) Details of the committee, its composition, authorities and operation, shall be decided by Board of Directors resolutions.

ARTICLE 43. MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS

     The agenda, the substance, and the results of the course of proceedings at the Meeting of the Board of Directors and Directors who have objected, together with the reasons for the objections, shall be recorded in the minutes, which shall bear the names, seals or signatures of the presiding officer of such meeting and of the Directors and Statutory Auditors present at the meeting, and shall be kept at the Company's head office.

ARTICLE 44. REMUNERATION AND SEVERANCE ALLOWANCE FOR THE DIRECTORS

(1) The remuneration to be paid to the Directors shall be determined by the Board of Directors, to the extent of the maximum limit thereof determined at a General Meeting of Shareholders.

(2) Severance pay for the Directors shall be paid in accordance with the Executive Officers' Severance Pay Regulations of the Company passed at a General Meeting of Shareholders.

ARTICLE 45. ADVISORS AND CONSULTANTS

     The Company may appoint a number of advisors or consultants by a resolution at a Meeting of the Board of Director.

                          CHAPTER V-II. AUDIT COMMITTEE

ARTICLE 46. COMPOSITION OF THE AUDIT COMMITTEE

(1) Substituting the Statutory Auditor, the Company shall have an Audit Committee pursuant to Article 415-2 of the Commercial Code.

(2)  The Audit Committee shall consist of at least three (3) Outside Directors.

(3) If the Company lists or trades its stocks on oversease stock exchanges, the authority and composition of the Audit Committee shall comply with the laws of the relevant jurisdiction or the regulations and rules of the relevant government supervisory authorities or the relevant stock exchange.

(4) Members of the Audit Committee shall be appointed and dismissed by the Board of Directors from among the Directors eligible under Paragraph (3). In the event of dismissal, affirmative votes of at least 2/3 of all Directors is necessary.

(5) The representative of the Audit Committee shall be appointed at the meeting of the Audit Commitee.

ARTICLE 47. DUTIES OF THE AUDIT COMMITTEE

(1)  The Audit Committee shall oversee the Company's accounting and operation.

(2) The Audit Committee may convene an Extraordinary Meeting of Shareholders by submitting a written request stating the purpose and reasons for the shareholders meeting.

(3) The Audit Committee may appoint, dismiss and supervise outside auditors and has authorities as prescribed by relevant laws and the Audit Committee regulation.

(4) The Audit Committee shall perform such duties as delegated from the Board of Directors, in addition to those set forth in Paragraphs (1) through (3).

ARTICLE 48. THE AUDIT COMMITTEE REGULATION

     In addition to what is provided hereunder, the Board of Directors may determine the composition, the scope of duties and other matters relating to the Audit Committee in the form of an Audit Committee Regulation.

ARTICLE 49. AUDIT REPORT

     The Audit Committee shall prepare an Audit Report which shall state the method and result of the audit and shall be sealed or signed by each member of the Audit Committee who has performed the audit.

                             CHAPTER VI. ACCOUNTING

ARTICLE 50. FISCAL YEAR

     The fiscal year of the Company shall commence on January 1 of each year and shall end on December 31 of the same year; provided, however, that the initial fiscal year of the Company shall commence on the date of incorporation of the Company and shall end December 31 of the relevant year.

ARTICLE 51. PREPARATION OF FINANCIAL STATEMENTS AND BUSINESS REPORT

(1) In each fiscal year, the Representative Director and President of the Company shall prepare the following documents, their supplementary schedules, and a Business Report, obtain the approval thereof from the Board of Directors and submit them to the Statutory Auditor at least six
     (6) weeks before the date set for an Ordinary General Meeting of
     Shareholders:

     1.   Balance Sheet;

     2.   Profit and Loss Statement;

     3. A Statement of the Appropriation of Retained Earnings or a Statement of the Treatment of Deficits.

(2) The Audit Committee shall submit to the Representative Director President an Audit Report within four (4) weeks from the date of receipt of the documents set forth in Paragraph (1).

(3) The Company shall keep on file the documents described in Paragraph (1) of this Article and the auditor's report at the head office of the Company for five (5) years and certified copies of all of such documents at the branches of the Company for three (3) years beginning from one (1) week before the date set for the Ordinary General Meeting of Shareholders.

(4) If the approval of the General Meeting of Shareholders for the documents set forth in Paragraph (1) of this Article is obtained, the Company shall, without delay, give public notice of the balance sheet and the audit opinion of an outside auditor.

(5) If the Company lists or trades its stocks in an overseas stock market, to the extent of such listing or trading, the Company shall abide by the laws, regulations and rules of the relevant jurisdiction, its government supervisory authorities and the stock exchange relating to the preparation, submission, and provision on information concerning the company's management and financial state.

ARTICLE 52. DISPOSITION OF PROFITS

     The Company shall dispose of unappropriated retained earnings for each fiscal year as follows:

     1.   Earned surplus reserves;

     2.   Other legal reserves;

     3.   Discretionary reserves;

     4.   Dividends;

     5.   Other disposition of the retained earnings; and

     6.   Retained earnings caried over to the subsequent year.

ARTICLE 53. DISTRIBUTION OF DIVIDENDS

(1)  Dividends may be paid either in cash or in shares.

(2) In case dividends are distributed in shares, if the Company shall have issued different types of shares, the Company may, by a resolution at a General Meeting of Shareholders, issue to a shareholder another type of shares.

(3) Dividends pursuant to Paragraph (1) shall be paid to any shareholder or registered pledgee whose name appears in the final Register of Shareholders as of the end of every fiscal year.

(4) The right to demand payment of dividends shall be extinguished by prescription unless exercised within five (5) years. The dividends unpaid due to completion of prescription shall belong to the account of the Company.

ARTICLE 54. INTERIM DIVIDENDS

     The Company may declare dividends in cash, by the resolution of the Board of Directors, as of June 30 of each year or any other date as resolved by the Board of Directors, with respect the shareholders who appear on the Register of Shareholders as of such delcaration date.

                                    ADDENDUM

ARTICLE 1. EFFECTIVE DATE

     These Articles of Incorporation shall be effective from the date of incorporation of the Company.

                             ADDENDUM <MAY 3, 2000>

ARTICLE 1. EFFECTIVE DATE

     These Articles of Incorporation shall be effective from May 3, 2000.

                            ADDENDUM <MARCH 30, 2001>

ARTICLE 1. EFFECTIVE DATE

     These Articles of Incorporation shall be effective from March 30, 2001.

                            ADDENDUM <MARCH 14, 2003>

     These Articles of Incorporation shall be effective from March 14, 2003.

                            ADDENDUM <MARCH 31, 2004>

     These Articles of Incorporation shall be effective from March 31, 2004.

                          ADDENDUM <NOVEMBER 24, 2004>

     These Articles of Incorporation shall be effective from November 24, 2004.

                          ADDENDUM <DECEMBER 22, 2004>

     These Articles of Incorporation shall be effective from December 22, 2004.

                           ADDENDUM <DECEMBER 2, 2005>

     (1)  These Articles of Incorporation shall be effective from December 2,
          2005.

     (2) The following provisions shall lose their effect when all outstanding Series A Preferred Shares in Article 8 has been redeemed, retired, or converted into common stocks:

          1.   Article 5(1) Paragraph 2

          2.   Article 7(2)

          3.   Article 8

          4.   Article 30(3).